Exhibit 99

                                     GENTEX
                                  CORPORATION

CONTACT: Connie Hamblin                        RELEASE: April 16, 2003
         (616) 772-1800

                  GENTEX REPORTS RECORD REVENUES AND NET INCOME
                               FOR FIRST QUARTER;
                 Company Ships 50 Millionth Auto-Dimming Mirror

      ZEELAND, Michigan, April 16, 2003 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record revenues and net income for the first quarter ended March 31, 2003. The Company also shipped its 50 millionth auto-dimming mirror during the first quarter of 2003.

      The Company achieved its all-time quarterly sales record in the first quarter of 2003 with revenues of $115.3 million, a 29 percent increase over revenues of $89.0 million reported in the first quarter last year. Record net income of $25.9 million, or 34 cents per share, for the first quarter of 2003 increased by 37 percent compared with net income of $19.0 million, or 25 cents per share, in the comparable 2002 quarter.

      "We are very pleased to report continued top- and bottom-line growth in the first quarter," said Gentex Executive Vice President Garth Deur. "That growth was primarily due to higher mirror unit shipments and the continuing trend of using the mirror as a platform for electronic features."

      Deur said that the Company expects its auto-dimming mirror unit shipments to increase by approximately 15 percent for all of calendar 2003. That rate of increase takes into account the approximately six percent year-over-year decline in light vehicle production in North America and Europe projected for the second quarter, which was detailed in the most recent J.D. Power & Associates forecast at the end of March 2003. The current full-year light vehicle production numbers forecasted by J.D. Power are 16.0 million units in North America, 15.7 million units in Western Europe and 20.3 million units in the Asia/Pacific region.

      "We expect 2003 to be another very good year for Gentex," said Deur. "However, there still remains uncertainty associated with automotive light vehicle production schedules for the balance of the year due to weaker automotive sales, the economy and the war in Iraq."

      The Company also reported that it continues to make progress with its new SmartBeam(TM) intelligent high-beam headlamp control system, and is on track to ship that product for three models for two North American automakers beginning in the second half of calendar 2004.

      "We're meeting our customers' requirements for prototype shipments for SmartBeam," said Deur. "Feedback from our automotive customers, as well as from consumers, has been very positive on the SmartBeam system. We are now developing systems for Europe, and our goal is to have vehicle programs in Europe beginning sometime in the 2006 calendar year and in Asia shortly thereafter."

      Total Night Vision Safety(TM) (NVS(R)) Mirror unit shipments for the first quarter of 2003 increased by 23 percent to 2,535,000, compared with 2,056,000 units for the same quarter in 2002. Total automotive


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revenues in the first quarter of 2003 increased by 31 percent to $110.2 million, compared with the same quarter last year. Automotive revenues increased at a higher rate than unit shipments due to increased electronic content in mirrors, including compass, Johnson Controls' HomeLink(R) wireless control system, and turn signal indicator.

      NVS Mirror unit shipments to offshore and North American customers increased by 36 percent and 14 percent, respectively, in the first quarter of 2003 compared with the first quarter of 2002. Light vehicle production in North America was approximately flat in the first quarter of 2003 compared with the same period last year. Light vehicle production in the first quarter in Western Europe declined by about two percent, and increased by about 10 percent in the Asia/Pacific region, compared with the same quarter last year.

      During the quarter, the Company repurchased 415,000 shares of Gentex common stock at a total cost of $10.25 million. These shares were repurchased based on the previously announced share repurchase program, which authorizes the purchase of up to four million shares.

      Certain matters discussed in this news release, including auto-dimming mirror unit shipment projections and estimates and the impact of new products, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

      A conference call related to this news release will be simulcast live on the Internet beginning at 10 a.m. Eastern Daylight Savings Time today. To access that call, go to www.gentex.com and select "Investor Information" and "Audio Archives." Other conference calls hosted by the Company will also be available at that site in the future.

      Gentex Corporation (The Nasdaq Stock Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. The Company develops, manufactures and markets proprietary electro-optic products, including interior and exterior electrochromic, automatic-dimming Night Vision Safety(TM) (NVS(R)) automotive rearview mirrors that dim in proportion to the amount of headlight glare from trailing vehicle headlamps, and an extensive line of fire protection products for commercial applications.

      Gentex was the first company in the world to successfully develop and produce a commercial electrochromic mirror for the motor vehicle industry. The Company is the leading supplier of these mirrors to the worldwide automotive industry. Gentex OEM customers include Audi, Bentley, BMW, DaimlerChrysler, Fiat, Ford, General Motors, Hyundai, Infiniti, Isuzu, Kia Motors, Lexus, Mitsubishi, Nissan, Opel, Renault Samsung, Rover, Rolls Royce, SsangYong Motors, Toyota and Volkswagen. Gentex accessory customers include Gulf States Toyota Distributors, Mito Corporation, Southeast Toyota Distributors, Subaru Distributors NE and Toyota Motor Sales USA.

      Founded in 1974, Gentex operates out of four facilities in Zeeland, Michigan; an automotive sales office in Livonia, Michigan; automotive sales and engineering subsidiaries in Germany, Japan, the United Kingdom and France; and four regional U.S. sales offices for the Fire Protection Products Group. The Company is recognized for its quality products, its application of world class manufacturing principles, for its commitment to developing and maintaining a highly skilled workforce, and for encouraging employee ownership of the Company's stock.


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

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                        (unaudited)
                                                    Three Months Ended
                                                         March 31,
                                                 2003               2002
                                             ------------        -----------
Net Sales                                    $115,308,564        $89,048,468

Costs and Expenses
  Cost of Goods Sold                           67,192,569         53,857,806
  Engineering, Research
    & Development                               6,207,736          5,585,740
  Selling, General &
    Administrative                              5,526,676          5,040,345
  Other Expense (Income)                       (2,000,955)        (3,515,149)
                                             ------------        -----------
Total Costs and Expenses                       76,926,026         60,968,742
                                             ------------        -----------
Income Before Provision
  for Income Taxes                             38,382,538         28,079,726
Provision for Income Taxes                     12,474,000          9,126,500
                                             ------------        -----------
Net Income                                   $ 25,908,538        $18,953,226
                                             ============        ===========
Earnings Per Share
  Basic                                             $0.34              $0.25
  Diluted                                           $0.34              $0.25
Weighted Average Shares:
  Basic                                        75,944,285         75,313,856
  Diluted                                      76,829,027         76,347,821

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                              (unaudited)
                                               March 31,           Dec 31,
                                                 2003               2002
                                             ------------       ------------
ASSETS
Cash and Short-Term
  Investments                                $235,989,263       $215,650,801
Other Current Assets                           71,166,973         61,147,608
                                             ------------       ------------
Total Current Assets                          307,156,236        276,798,409

Plant and Equipment - Net                     126,204,020        124,982,665
Long-Term Investments and
  Other Assets                                212,246,532        207,391,593
                                             ------------       ------------
Total Assets                                 $645,606,788       $609,172,667
                                             ============       ============
LIABILITIES AND SHAREHOLDERS'
  INVESTMENT
Current Liabilities                          $ 48,238,962       $ 29,060,035
Long-Term Debt                                          0                  0
Deferred Income Taxes                           5,325,824          6,472,270
Shareholders' Investment                      592,042,002        573,640,362
                                             ------------       ------------
Total Liabilities &
  Shareholders' Investment                   $645,606,788       $609,172,667
                                             ============       ============


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--------------------------------------------------------------------------------
                            NVS MIRROR UNIT SHIPMENTS
                                   (Thousands)
--------------------------------------------------------------------------------
                                     1st Quarter ended March 31,          %
--------------------------------------------------------------------------------
                                       2003             2002            Change
--------------------------------------------------------------------------------
Domestic Interior                       955              858             11%
--------------------------------------------------------------------------------
Domestic Exterior                       424              348             22%
--------------------------------------------------------------------------------
Total Domestic Units                  1,379            1,207             14%
--------------------------------------------------------------------------------
Offshore Interior                       802              624             29%
--------------------------------------------------------------------------------
Offshore Exterior                       354              225             57%
--------------------------------------------------------------------------------
Total Offshore Units                  1,156              849             36%
--------------------------------------------------------------------------------
Total Interior Mirrors                1,757            1,483             19%
--------------------------------------------------------------------------------
Total Exterior Mirrors                  778              573             36%
--------------------------------------------------------------------------------
Total Mirror Units                    2,535            2,056             23%
--------------------------------------------------------------------------------

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

End of Filing


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